Exhibit 2(a)

CLOSING AGREEMENT AND AMENDMENT
This Closing Agreement and Amendment (this “Agreement”) is entered into on March 27, 2013, between Burlington Resources Oil & Gas Company LP, a limited partnership organized and existing under the laws of the State of Delaware, with offices at 600 North Dairy Ashford, Houston, Texas 77079 (“ASSIGNOR”), and Denbury Onshore, LLC, a Delaware limited liability company with offices at 5320 Legacy Drive, Plano, Texas 75024 (“ASSIGNEE”), in connection with the Closing of the transactions contemplated by that certain Purchase and Sale Agreement dated January 14, 2013, by and among ASSIGNOR and ASSIGNEE (the “Purchase and Sale Agreement”), to clarify and agree upon the matters and amendments to the Purchase and Sale Agreement set forth below. ASSIGNOR and ASSIGNEE are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.” The Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1    Definitions. Capitalized terms used but not defined herein and defined in the Purchase and Sale Agreement shall have the meanings provided in the Purchase and Sale Agreement.

ARTICLE II
CLOSING

Section 2.1    Closing. The Closing of the transactions contemplated by the Purchase and Sale Agreement shall be deemed to occur on, and the Closing Date shall be, March 27, 2013.

ARTICLE III
AMENDMENTS AND AGREEMENTS

Section 3.1    Closing Adjustments to Purchase Price. ASSIGNOR has delivered to ASSIGNEE the Preliminary Settlement Statement in accordance with Section 2.2.1 of the Purchase and Sale Agreement containing a detailed breakdown of Upward Adjustments and Downward Adjustments.

Section 3.2    Delivery of Aggregate Amount to be Paid to ASSIGNOR at the Closing. The Parties agree and acknowledge that the Preliminary Settlement Statement sets forth the wiring instructions and the specific amounts to be delivered to ASSIGNOR or its Qualified Intermediary by wire transfer at the Closing.

Section 3.3    HSR Filing Fee Reimbursement. The Parties agree and acknowledge that ASSIGNEE wired filing fees to the Federal Trade Commission under the Hart-Scott-Rodino Act in the amount of $280,000.00, such amount constituting the entire amount of all filing fees due, and that prior to the date hereof, in accordance with Section 5.9 of the Purchase and Sale Agreement, ASSIGNOR has reimbursed ASSIGNEE for fifty percent (50%) of all filing fees due.

Section 3.4    Updates to Exhibits. In accordance with Section 5.10 of the Purchase and Sale Agreement, ASSIGNOR has delivered to ASSIGNEE at the Closing and the Parties have agreed on the following updated exhibits, which shall hereby be deemed updated for all purposes under the Purchase and Sale Agreement:

•	Exhibit A, Schedule A-1 (East Lookout Butte - Leases);

•	Exhibit A, Schedule A-1 (East Lookout Butte - Related Contracts - Leases);

•	Exhibit A, Schedule A-1 (East Lookout Butte - Related Contracts - Minerals);

•	Exhibit A, Schedule A-2 (Cedar Hills South Unit - Leases);

•	Exhibit A, Schedule A-2 (Cedar Hills South Unit - Mineral Interests to be Leased);

•	Exhibit A, Schedule A-2 (Cedar Hills South Unit - Wells);

•	Exhibit A, Schedule A-2 (Cedar Hills South Unit - Related Contracts - Leases);

•	Exhibit A, Schedule A-3 (Pennel Unit - Leases);

•	Exhibit A, Schedule A-3 (Pennel Unit - Mineral Interests to be Leased);

•	Exhibit A, Schedule A-3 (Pennel Unit - Related Contracts - Minerals);

•	Exhibit A, Schedule A-5 (Federal Waller - Related Contracts - Leases);

•	Exhibit A, Schedule A-13 (Monarch 41-31H - Mineral Interests to be Leased);

•	Exhibit D, Schedule D-1 (Form of Assignment and Bill of Sale); and

•	Exhibit H (Preferential Rights and Consents).

Section 3.5    Title and Environmental Matters. The Parties agree and acknowledge that by letter dated March 12, 2013 (the “March 12 Notice”), ASSIGNEE submitted to ASSIGNOR (i) in accordance with Section 5.6.2 of the Purchase and Sale Agreement, a notice of defects that ASSIGNEE asserts constitute Title Defects (the “Alleged Title Defects”), and (ii) a notice of potential Adverse Environmental Conditions (the “Advisory Environmental Matters”) related to the Property, but no Adverse Environmental Conditions were identified prior to Closing. Notwithstanding the provisions of Article 5 of the Purchase and Sale Agreement, the Parties agree that the Alleged Title Defects, Advisory Environmental Matters and any Adverse Environmental Conditions brought by ASSIGNEE following the Closing will be handled as follows:

(a)The Parties agree and acknowledge that the Alleged Title Defects identified as Title Defect No. 3 and Title Defect No. 4 in the March 12 Notice have been cured by ASSIGNOR.

(b)At the Closing, ASSIGNOR shall not be obligated to make the elections set forth in Section 5.3.4 of the Purchase and Sale Agreement with respect to any uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions, and there shall not be any adjustment to the Purchase Price at the Closing on account of any Title Defects or Adverse Environmental Conditions. During the period beginning at the Closing and ending on the Environmental Defect Date, ASSIGNOR may attempt to cure any or all of the remaining alleged Title Defects identified in the March 12 Notice.

(c)At the end of the ten (10) Business Day period following the Environmental Defect Date, the Parties will determine, in accordance with the Purchase and Sale Agreement, the aggregate amount of the Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions, respectively (the “Aggregate Defect Value”). If the Aggregate Defect Value is less than or equal to the Deductible Amount, then there shall be no adjustment to the Purchase Price relating to Title Defects or Adverse Environmental Conditions. If the Aggregate Defect Value exceeds the Deductible Amount, then ASSIGNOR shall identify those uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions with aggregate Title Defect Values and Environmental Defect Values equal to (or less than) the Deductible Amount, and:

(i)with respect to all other uncured, unwaived Title Defects, if any, ASSIGNOR shall elect, for each such Title Defect, either option (A) or option (B) of Section 5.3.4(c)(Z) of the Purchase and Sale Agreement;

(ii)with respect to all other uncured, unwaived Adverse Environmental Conditions, if any, ASSIGNOR shall elect, for each such Adverse Environmental Condition either option (A) or option (B) of Section 5.3.5(c)(Z) of the Purchase and Sale Agreement; and

(iii)the Purchase Price shall be reduced by an amount equal to the aggregate amount of the Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental

Conditions for which ASSIGNOR elects option (A) of either Section 5.3.4(c)(Z) or 5.3.5(c)(Z), as applicable, in accordance with Section 3.5(c)(i) or (ii) above.

(d)Any adjustments to the Purchase Price pursuant to Section 3.5(c)(iii) above shall be reflected in the Final Settlement Statement.

(e)Nothing contained in this Agreement shall constitute an acceptance or agreement by ASSIGNOR that any of the Alleged Title Defects do in fact constitute Title Defects under the Purchase and Sale Agreement, and by entering into this Agreement, ASSIGNOR does not waive any rights to dispute that such Alleged Title Defects constitute Title Defects under the Purchase and Sale Agreement or any other rights with respect thereto. Except as provided in Section 3.5(a), nothing in this Agreement shall constitute an acceptance or agreement by ASSIGNEE that any of the Alleged Title Defects do not constitute Title Defects under the Purchase and Sale Agreement, and by entering into this Agreement, ASSIGNEE does not waive any such Alleged Title Defects. Furthermore, the Parties agree and acknowledge that the Advisory Environmental Matters are advisory only, and the March 12 Notice did not constitute a notice of Adverse Environmental Conditions under Section 5.3.3 of the Purchase and Sale Agreement. Nothing contained in this Agreement shall affect ASSIGNEE's rights to bring one or more claim notices regarding Adverse Environmental Conditions prior to the Environmental Deadline Date in accordance with Section 5.3.3 of the PSA, which claim notices may include matters included in the March 12 Notice as Advisory Environmental Matters as well as matters not addressed therein.

Section 3.6    Consents to Assign. The Parties agree and acknowledge that ASSIGNEE has received from ASSIGNOR the notice required pursuant to Section 5.5.1 of the Purchase and Sale Agreement and will proceed with Closing as to all portions of the Property, subject to the further obligations of ASSIGNOR and ASSIGNEE set forth in Section 5.5.3(b) of the Purchase and Sale Agreement.

Section 3.7    Minimum Royalties. The Parties agree and acknowledge that ASSIGNEE's Assumed Obligations shall include the responsibility for the payment of minimum royalties and advance royalties with respect to the Property in accordance with the following:

(a)During such time as a Lease or Leases are producing from depths assigned to ASSIGNEE, and depths retained by ASSIGNOR are not producing:

(i)in the event that ASSIGNOR receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNOR will pay such minimum royalties or advance royalties to the applicable Lessor in accordance with the applicable Lease and thereafter invoice ASSIGNEE for such amount. ASSIGNEE shall make payment to ASSIGNOR within thirty (30) Days following receipt of such invoice.

(ii)in the event that ASSIGNEE receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNEE will pay such minimum royalties or advance royalties to the applicable Lessor in accordance with the applicable Lease.

(b)During such time as a Lease or Leases are producing from both the depths assigned to ASSIGNEE and the depths retained by ASSIGNOR, ASSIGNOR and ASSIGNEE will each bear fifty percent (50%) of such royalties, and:

(i)in the event that ASSIGNOR receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNOR will pay such minimum royalties or advance royalties and thereafter invoice ASSIGNEE for its fifty percent (50%) proportionate share thereof. ASSIGNEE shall make payment to ASSIGNOR within thirty (30) Days following receipt of such invoice.

(ii)in the event that ASSIGNEE receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNEE will pay such minimum royalties or advance royalties and thereafter invoice ASSIGNOR for its fifty percent (50%) proportionate share thereof. ASSIGNOR shall make payment to ASSIGNEE within thirty (30) Days following receipt of such invoice.

(c)During such time as a Lease or Leases are producing from only the depths retained by ASSIGNOR;

(i)in the event that ASSIGNOR receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNOR shall be fully responsible for and pay such minimum royalties or advance royalties to the applicable Lessor in accordance with the terms of the applicable Lease; and

(ii)in the event that ASSIGNEE receives an invoice for minimum royalties or advance royalties from the Lessor pursuant to the applicable Lease, ASSIGNEE will promptly upon receipt forward such invoice to ASSIGNOR, and ASSIGNOR shall be fully responsible for and pay such minimum royalties or advance royalties to the applicable Lessor in accordance with the applicable Lease.

Section 3.8    Sublease. The Purchase and Sale Agreement is hereby amended as follows:

(a)A new subsection (s) shall be added to Section 6.3 of the Purchase and Sale Agreement to read as follows:

“The parties shall execute and deliver a sublease (the “Sublease”) for the office building located in Baker, Montana (the “Baker Office”), dated effective as of the Closing Date, substantially in the form of Exhibit R.”
(b)A new Section 6.4.6 shall be added to the Purchase and Sale Agreement to read as follows:

“6.4.6    Baker Office Lease. ASSIGNOR will use commercially reasonable efforts to obtain the consent of the lessor (the “Baker Landlord”) under that certain Real Estate Lease dated January 1, 1997, as amended by a certain letter agreement dated August 12, 2002, a certain letter agreement dated December 19, 2005, a certain Amendment of Existing Office Lease dated December 3, 2007, and a certain letter agreement dated December 8, 2011, relating to the Baker Office (the “Baker Office Lease”) prior to the Closing to permit the parties to enter into the Sublease at the Closing. ASSIGNOR (a) will send written notice, as soon as is reasonably practicable but in no event later than November 1, 2013, to the Baker Landlord of its desire to terminate the Baker Office Lease, effective as of December 31, 2013 (the “Expiration Date”) and (b) will not amend, terminate (except as described in this Section 6.4.6) or seek to renew the Baker Office Lease. Subject to the obligations of ASSIGNOR and ASSIGNEE contained in the Sublease, ASSIGNOR will continue to perform all of its obligations under the Baker Office Lease until the Expiration Date. From and after the Closing, ASSIGNEE will have the right to contact and work with the Baker Landlord to negotiate a new lease with a term that will begin from and after January 1, 2014, and ASSIGNOR agrees to cooperate with ASSIGNEE in its negotiations with the Baker Landlord and to provide any information reasonably required by the Baker Landlord in connection therewith.”
(c)The sublease in the form attached hereto as Annex A shall be added to the Purchase and Sale Agreement as “Exhibit R.”

Section 3.9    Montana State Easements. With respect to that certain Pipeline Easement Grant from Robert J. Murphy to Meridian Oil Inc. dated November 30, 1995, that certain Surface Damage and Access Agreement from Robert J. Murphy to Meridian Oil Inc. dated November 18, 1995, and that certain Surface Damage and Access Agreement from Robert J. Murphy to Meridian Oil Inc. dated November 3, 1995 (collectively, the “Montana Easements”), the Parties agree that from and after the Closing, (a) ASSIGNEE shall attempt to obtain any Consents required in connection with the transfer of the Montana Easements (if applicable), (b) in the event ASSIGNEE is instead required by the state of Montana to obtain new easements and rights of way from the state of Montana with respect to the rights purported to be granted pursuant to the Montana Easements, ASSIGNEE shall attempt to obtain such new easements, (c) ASSIGNOR shall provide reasonable assistance to ASSIGNEE to obtain the Consents or new easements and rights of way described in (a) or (b) above and (d) to the extent ASSIGNEE is required to make any payments to obtain the Consents or new easements and rights of way described in (a) or (b) above, ASSIGNOR shall reimburse ASSIGNEE for any such payments (i) in the Final Settlement Statement if such amounts are paid by ASSIGNEE prior to the Final Settlement Date and (ii) within 10 business days after ASSIGNEE's delivery of written notice to ASSIGNOR requesting reimbursement for such amounts if such amounts are paid by ASSIGNEE after the Final Settlement Date.

Section 3.10    Insurance Certificate.  The Parties acknowledge that ASSIGNEE has delivered to ASSIGNOR a certificate of insurance confirming the existence of ASSIGNEE's insurance policies in effect as of the Closing in accordance with Section 6.3(i) of the Purchase and Sale Agreement, which policies expire on April 1, 2013.  Within 10 business days following the Closing, ASSIGNEE shall deliver to ASSIGNOR a certificate of insurance confirming the existence of ASSIGNEE's insurance requirements pursuant to Section 6.2.5 of the Purchase and Sale Agreement for the period beginning on April 1, 2013.

ARTICLE IV
MISCELLANEOUS

Section 4.1    Binding Agreement. The provisions of this Agreement shall be binding upon and shall inure to the benefit of each Party hereto and its successors and permitted assigns.

Section 4.2    Miscellaneous. The provisions of Sections 11.3, 11.8 through 11.15, 11.17 and 11.18 of the Purchase and Sale Agreement are hereby incorporated herein by reference, mutatis mutandis. The Parties hereby agree that the terms and provisions of the Purchase and Sale Agreement shall continue in full force and effect as amended hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

BURLINGTON RESOURCES OIL & GAS COMPANY LP

By:	BROG GP LLC
its sole General Partner

By:	/s/ Brett A. Butterfield
Name:	Brett A. Butterfield
Title:	Attorney-In-Fact

DENBURY ONSHORE, LLC

By:	/s/ Dan E. Cole
Name:	Dan E. Cole
Title:	Vice President - Marketing and Business Development

Signature Page To
Closing Agreement and Amendment